UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2025

Navitas Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3520 Challenger Street,	Torrance,	California	90503-1640
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On April 23, 2025, Navitas Semiconductor Corporation (the “Company”) entered into an agreement (the “Agreement”) with Ranbir Singh, a member of the Company’s board of directors (the “Board”), and SiCPower, LLC (together, the “Singh Parties”).
Pursuant to the Agreement, the Company accepted the resignation of Gene Sheridan, the Company’s chief executive officer, as Chair of the Board and appointed Richard J. Hendrix, an independent director and current member of the Board, as Chair. The Company has agreed to nominate a new independent director (the “New Director”) as a Class I director on the Board, to be identified and recommended by Dr. Singh to the Governance and Sustainability Committee of the Board, subject to the committee’s approval in accordance with customary procedures for new director candidates. The Agreement provides for customary replacement procedures in the event the New Director ceases to serve as a director. Subject to the terms of the Agreement, the Company will nominate and recommend Dr. Singh and the New Director for election as Class I directors at the 2025 annual meeting of stockholders.
The Company also accepted Daniel M. Kinzer’s resignation from the Board and from his position as Chief Technology Officer and Chief Operating Officer, which resignation from the Board will be effective upon appointment of the New Director. The Company intends to enter into an advisory arrangement with Mr. Kinzer to advise the Company on gallium nitride technology.
The Company further agreed to form an Executive Steering Committee of the Board, to be chaired by Dr. Singh and with Mr. Hendrix and David Moxam, an independent director and current member of the Board, as members. The Board has delegated to the Executive Steering Committee responsibility for the oversight of certain strategic matters, including to review and offer recommendations on capital allocation, expense management, certain senior hiring and succession planning processes.

Pursuant to the Agreement, the Singh Parties have agreed to abide by certain customary standstill restrictions and voting commitments, which remain in effect until the date that is 30 days prior to the deadline for submission of stockholder nominations of candidates for election to the Board at the Company’s 2026 annual meeting of stockholders.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included in this report as Exhibit 10.1 and is incorporated by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the third paragraph of Item 1.01 is incorporated by reference. Mr. Kinzer’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Rather, it reflects one of several negotiated terms of the Agreement. In connection with Mr. Kinzer’s resignation of his executive roles, and provided he executes a customary release of claims in favor of the Company, Mr. Kinzer will be entitled to receive the payments and benefits payable in the event of his resignation for Good Reason, as that term is defined in Mr. Kinzer’s employment agreement and the Navitas Semiconductor Executive Severance Plan, including a lump-sum payment equal to 12 months of his base salary, 12 months’ continued health care coverage, and a pro rata annual bonus reflecting the portion of the calendar year during which he was employed.

Item 7.01. Regulation FD Disclosure.

On April 24, 2025, the Company issued a press release relating to the Company’s entry into the Agreement and the items set forth above. A copy of the press release is included in this report as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Agreement, dated April 23, 2025, among Navitas Semiconductor Corporation, Ranbir Singh and SiCPower, LLC
99.1	Press release dated April 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION
Dated: April 29, 2025
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer